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NEOGENOMICS, INC
PRESS RELEASE

Investor Relations Contacts:
Steven C. JonesFrank N. Hawkins or Julie Marshall
Director of Investor RelationsHawk and Associates, Inc.
(239) 325-2001(305)-451-1888
sjones@neogenomics.org                                                                                     info@hawkassociates.com

12701 Commonwealth Drive, Suite 9
Fort Myers, FL  33913

FOR IMMEDIATE RELEASE

NeoGenomics Announces $4 Million of New Equity Financing and
$4 Million of New Credit Availability

Company also Announces the Addition of Two New Board Members and
Continued Strong Momentum in New Customer Additions

Ft. Myers, Florida – June 7, 2007 – NeoGenomics, Inc. (NASD OTC BB: NGNM), a leader in the rapidly evolving field of cancer genetics testing, announced today that a group of investors has purchased $4 million of common stock from NeoGenomics in a private transaction.  The transaction was priced at $1.50 per share and resulted in 2.67 million shares of new common stock being issued by the Company.  No warrants were issued as part of the transaction.  The Company used $1.7 million of the proceeds to pay off all of its existing short-term indebtedness.  After payment of fees and expenses, the remaining approximately $2 million will be held in cash reserve for general corporate purposes.  Noble Financial Group acted as the placement agent for this transaction.

NeoGenomics also announced that it has entered into a term sheet for a $4 million Credit Facility with Wachovia Bank.  The Credit Facility will be comprised of two parts; a $2 million working capital facility based on eligible accounts receivable and a $2 million capital expenditures facility.   Pricing on the accounts receivable facility will be LIBOR plus 3.02% and pricing on the capital expenditures portion will be at LIBOR plus 2.76%.  None of the Credit Facility will be drawn at close, rather it will be held in reserve to facilitate the Company’s continued expansion activities if needed.  Definitive transaction documents are expected to be executed by the Company and Wachovia Bank within 10 days.

In other news, the Company announced that its existing Board of Directors had been re-elected by shareholders for another term and that Mr. William J. Robison and Dr. Marvin E. Jaffe had joined the Company’s Board of Directors.  Mr. Robison, who is retired, spent his entire 41 year career with Pfizer, Inc.  At Pfizer, he rose through the ranks of the sales organization and became Senior Vice President of Pfizer Labs in 1986.  In 1990, he became General Manager of Pratt Pharmaceuticals, a then new division of the U.S. Pharmaceuticals Group, and in 1992 he became the President of the Consumer Health Care Group.  In 1996 he became a member of Pfizer’s Corporate Management Committee and was promoted to the position of Executive Vice President and head of Worldwide Corporate Employee Resources.  Mr. Robison retired from Pfizer in 2001 and currently serves as a consultant and board member to various companies.

Dr. Jaffe, who is also retired, spent his entire working career in the Pharmaceutical Industry and has been responsible for the pre-clinical and clinical development of new drugs and biologics in nearly every therapeutic area.   He began his career at Merck & Co and spent 18 years with Merck, rising to the position of Senior Vice-President of Medical Affairs.  After leaving Merck, Dr. Jaffe became the founding President of the R.W. Johnson Pharmaceutical Research Institute (PRI), a Johnson & Johnson Company.   PRI was established for the purpose of providing globally integrated research and development support to several companies within the J&J pharmaceutical sector including Ortho Pharmaceutical, McNeil Pharmaceutical, Ortho Biotech and Cilag.  Dr. Jaffe retired from Johnson & Johnson in 1994 and currently serves as a consultant and board member to various companies in the biopharmaceutical and biotechnology industries.

Mr. Robert Gasparini, the Company’s President and Chief Scientific Officer, stated, “The achievements we are reporting today represent a turning point in the evolution of NeoGenomics.  I am delighted to report that our stock offering was well received and significantly oversubscribed.  Indeed, we are truly honored that so many institutional investors have elected to become shareholders in our Company.  To have the confidence of the institutional investment community at this stage of our development is perhaps one of the greatest complements that we could receive.  Absent any major new strategic initiatives, we believe this equity raise and the new debt facility will fully fund our business plan for the foreseeable future.”

Mr. Gasparini went on to say, “We are also incredibly honored to welcome our two new Board Members.  People with the business experience and savvy of Dr. Jaffe and Mr. Robison have many options in their retirement, and we are most pleased that they have accepted our invitation to join the NeoGenomics Board of Directors.  Each of them brings a wealth of experience to our Board in their related areas of expertise, and we believe they will be invaluable resources in helping us execute on our strategy in the rapidly evolving field of cancer genetics.”

Mr. Gasparini finished by saying, “I am also very pleased to announce that our sales momentum is continuing at a strong pace.  We are now up to 12 sales representatives in total, and through the first two months of the second quarter we have added 25 new customers.  This is in addition to the 27 new customers gained in Q1 that we reported just three weeks ago.  This level of sales productivity speaks volumes about the relevance and reception of our products in the marketplace.  Our Tech-only NeoFISHTM product continues to be warmly received by the pathology community and we have recently added some very large customers.  We are excited about our third and fourth quarter outlook as a result of these new customers.”

Mr. Steven Jones, the Company’s Acting Chief Financial Officer, added the following, “Our equity transaction was priced at an approximately 10% discount to the average market price during the pricing period, and we were able to conclude this transaction without offering the  traditional 25-50% warrant coverage that is usually required in capital raises for OTC Bulletin Board Companies.  This is very strong pricing for a first institutional raise and we believe it is a terrific acknowledgement by the institutional investment community of our significant growth potential.  In addition, by paying off our existing 14.25% interest rate debt with equity, we will save approximately $330,000 per year of cash and non-cash interest expense which we believe will result in approximately $0.01 per share of incremental earnings per year on a moving forward basis.  Also, to the extent we need to borrow on our new Credit Facility, the implied interest rate is currently approximately 8.0 – 8.25%, which is much more manageable than our previous high coupon debt facility.  We now have approximately $2 million of cash and $4 million of credit available to us to pursue growth initiatives.  This is substantially more dry powder than we have ever had before.”

Mr. Jones went on to say, “I would also like to remind our investors that there is typically a 3-4 month lag between the time that we land a new customer and the time that such customer gets to its targeted revenue potential with NeoGenomics.   This is due to the normal ramp up and break-in period with all new customers.  Given the strong growth in new customer adds that began late in the first quarter and is continuing into the second quarter, we have begun to aggressively ramp up our staff to handle the coming expected volumes in Q3 and Q4.”

“I also need to report that we finally lost one of our two large reference lab accounts earlier this quarter as they brought their FISH testing in-house.  This has been expected by us for some time now, we just didn’t know when it would come.  It is part of the ongoing evolution of our customer mix more towards community-based pathologists and oncologists that we first reported on in Q3 06.  As a result of this, there will be a significant near term impact on our sequential revenue growth in Q2.  We view this as more of a timing issue than anything else, and we believe that any lost revenue in Q2 should be more than offset by the positive revenue impacts of new customers ramping up in Q3 and Q4.  However, at this point, in time we are reducing our guidance for sequential revenue growth from Q1 to Q2 to approximately 10-20%.  In addition, as a result of ramping up our staff and these near term revenue impacts, we now expect to incur a net loss in Q2 of approximately $0.01/share, before taking into consideration any one-time charges associated with the early extinguishment of our debt.”

Mr. Jones concluded by saying, “As a result of the Company’s new liquidity position from the equity raise and the availability on the new Credit Facility, we do not plan to renew our Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital Partners when it expires this coming August.  Although we did not use the SEDA to take down much capital, we believe it gave us significant financing flexibility as we executed on our business plan over the last two years.”

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, hospitals and other reference laboratories throughout the United States.  For additional information about NeoGenomics, visit http://www.neogenomics.org.

Interested parties can also access additional investor relations material, including an in-depth equity research report, from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/ or from Hawk Associates at http://www.hawkassociates.com.  An investment profile about NeoGenomics may be found at http://www.hawkassociates.com/ngnmprofile.aspx.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.